Crary Partners LLC

November 28, 2001

Mr. Harold K. Fletcher
President
Tel-Instrument Electronics Corp.
728 Garden Street
Carlstadt, NJ 07072

Dear Hal:

Based on our discussions, our preliminary review of the financial and other information submitted to us and representations you have made with regard to the present and proposed business activities of Tel-Instrument Electronics Corp. (the "Company"), its operations and financial condition, we would like to confirm our interest in acting as the Company's exclusive financial advisor and, if a private placement or business combination is decided upon, as placement agent, on a "best efforts" basis, for one or more private equity investments in the Company and as introducing broker in a business combination (a private placement, merger, acquisition, sale of assets, sale of common stock, sale of ownership interest or any other financial transaction hereinafter referred to as a "Transaction"), upon the basic terms and conditions set forth herein (the "Agreement") as well as in providing additional investment banking services. We understand that the Company currently perceives its objectives to be the raising of capital; the funding of appropriate acquisitions or merger candidates and the creation of a broader and more efficient market for its common stock.

Any investment or other Transaction would be made subject to the Securities Act of 1933, as amended, and applicable stare securities laws. It would be subject to, among other things, completion of our due diligence investigation of the Company, the continuation of the Company's normal business operations without material adverse change and the absence of unfavorable market conditions in general.

Section 1: Services to be Rendered

Our services will include (but not be limited to) the following:

      (i) Consulting with the Company as to development of a long-term strategic p1an for realizing the value of the Company's assets, for initiating discussions and negotiations with investor candidates, including strategic investment candidates (defined as corporations or other business entities in similar or related businesses or industries, hereinafter referred to as "Strategic investors") and merger or acquisition candidates ("Merger Candidates"), as well as potential financial investment candidates (collectively "Candidates"), and for achieving the other objectives discussed above;

      (ii) Advising the Company with respect to effecting a broader and more efficient market for its common stock through encouraging analysts and market commentators to cover the Company, introducing the Company to retail broker-dealers and any other financial institutions that could be candidates for purchasing its stock and otherwise assisting the Company in raising its profile in the investment community;

      (iii) Advising the Company with respect to possible merger opportunities or acquisition candidates, including financial analysis, the receptivity of the financial markets and the effects on the Company of pursuing various opportunities;

      (iv) Attempting to arrange a sale of existing shares of the Company's stock held by certain shareholders to be identified by the Company, if requested by the Company, as part of an investment or separately, in one or more series of block sales or Transactions at market price or at another price that may be negotiated between the shareholders and one or more buyers introduced by us;

      (v) Assisting the Company in raising capital by (a) arranging a private placement of the Company's securities in the amount and on the terms agreed in writing and/or (b) advising on and assisting in obtaining an underwriter for a public offering of the Company's securities in such amount and on such terms as are agreed in writing.

      (vi) Providing any other investment banking, financial, advisory or management-consulting services as may be agreed in writing between us and the Company, including (but not limited to) reviewing other business opportunities, rendering an opinion as to the potential impact of such business opportunities on the Company's valuation and assisting management in identifying candidates for the Board of Directors if requested by the Company.

We will advise in connection with the preparation of the Information Memorandum and may recommend the retention of a business plan consultant, which Memorandum may be in one or more formats and will include an executive summary and a business plan with detailed historical and projected financial statements which will describe the Company, its current and proposed future businesses, the Company's management and the investment opportunity. The Information Memorandum will also incorporate any other relevant information that may be customary and necessary or may be deemed by us to be desirable. The Company confirms that, in assisting in the preparation of the Information Memorandum, we will be relying upon information, both written and oral, and documents and data furnished by the Company to us or which have been approved by the Company, as well as information from generally recognized public sources (the "Information").

The Company will furnish to us such information, documents and other materials, respond to requests for information and take such other action as (i) shall be reasonably requested by us so as to permit and facilitate the carrying out of our activities under this Agreement and (ii) shall be reasonably requested by any Candidates in connection with their analysis or due diligence review of a Transaction. If any event shall occur or condition develop as a result of which it is necessary or advisable, in our opinion, to amend or supplement any such previously furnished documents or materials in order that they will not contain an untrue statement of a material fact or omit any material fact necessary to make the statements made therein not misleading, then the Company shall prepare or cause to be prepared such updated, additional or supplemental documentation, which shall be acceptable to us for delivery to Candidates for the purpose of correcting such statement or omission. In the event that the Company determines that no such amendment or supplement is required, we may terminate the Agreement. The Company may unilaterally decide to amend, update, revise or add supplemental data to the Information at any time it chooses and we may distribute such updated information and documents to the Candidates.

We will not provide an Information Memorandum or other confidential information about the Company to any Strategic Investor or Merger Candidate that is in a business similar to or competing with the Company unless such Strategic Investor or Merger Candidate executes a confidentiality or non-disclosure agreement acceptable to the Company. We will use our best efforts to obtain an executed non-disclosure agreement before providing an Information Memorandum (excluding executive summaries or other similar, limited descriptions of the Company's business) or other confidential information to any other Candidate.

The Company shall be under no obligation to negotiate with any Candidate and the Company has the sole discretion whether or not to enter into a definitive agreement for a Transaction with a Candidate.

Section II: Fees, Expenses and Terms

We will be the exclusive financial advisors to and representatives of the Company for an initial period of six months commencing on the date of execution of this Agreement by both parties, provided however, that either parry may withdraw from this Agreement at any time upon thirty days' written notice to the other party. Otherwise, this engagement and the terms hereunder will continue, until a Transaction is successfully completed or until the Agreement is terminated by written notice to the other party. Within three business days after the effective date of any termination by the Company (the "Termination Date"), we will deliver to the Company a list of all Candidates (the "Covered Parties") with which we can confirm that (a) the Company, at our instigation or by our introduction, has bad discussions or one or more meetings concerning a Transaction during the term of this Agreement and prior to receipt of the notice of termination or (b) such Covered Parties have, prior to such notice of termination, expressed an interest in considering or pursuing a Transaction by requesting a copy of the Information Memorandum after qualifying discussions with us and having received such Information Memorandum. Covered Parties shall not include Candidates contacted by us that have indicated they are not interested in the Company either during a preliminary qualifying conversation or after reading an executive summary or other preliminary business description. On and after the Termination Date, we shall also, upon request, either destroy or return to the Company any and all Information, Information Memoranda and confidential information of the Company (including extracts thereof), which are in our possession or control. The provisions concerning confidentiality, indemnification, compensation and the Company's obligation to pay fees and reimburse expenses contained herein and the Company's obligations contained in the Indemnification provisions will survive any such termination, except to the extent expressly stated otherwise herein. We agree not to use any confidential information about the Company provided to us by the Company for any purpose other than in connection with our services hereunder or as directed by the Company.

The Company agrees to pay us the following compensation for our services hereunder (provided that no such fee shall apply to any Transaction with a current officer, director, shareholder or employee of the Company, or any family member or affiliate of any such person, all contrary provisions notwithstanding):

(i) A non-refundable retainer in the amount of $30,000.00, payable in six installments, the initial $5,000.00 of which shall be paid upon signing this agreement and the remaining five installments of $5,000.00 each shall be paid in thirty-calendar-day increments beginning thirty days after the initial payment such that the second installment shall be paid thirty calendar days after the initial payment, the third shall be paid sixty calendar days after the initial payment and so forth. The retainer is intended to compensate us for investment banking services, particularly as described in subparagraphs (i), (ii) and (iii) in Section 1. The Company considers time of the essence in connection with these services and if, in the Company's reasonable judgment, we have not provided the services contemplated hereunder in a diligent manner, the Company may exercise its termination rights any lime after sixty days from the date hereof, and after such termination, no further amounts specified in this subparagraph
      (i) shall be due and payable. In the event that we exercise our termination rights, no further amounts under this subparagraph (i) shall become due and payable.

(ii) A success fee which shall be a percentage (defined below) of the Aggregate Consideration (except as further defined below) received by the Company from a Transaction closed with a Candidate (or upon closing a Transaction with a Covered Party within twelve months after the Termination Date), which amount will be paid when the Company receives the proceeds from the Transaction. The success fee is calculated as a percentage of the proceeds from the Aggregate Consideration (except as further defined in below) of any Transaction on an accumulated basis according to the following formula:

                           Up to $ 5M 8%, plus
                           from $ 5M to $l0M: 7%,plus
                           from $10M to $15M: 6%, plus
                           from $l5M to $20M: 5%, plus
                           above $20M: 4%.

(iii) In connection with the compensation set forth in (ii) above, warrants to purchase common stock of the Company, with usual and customary exercise rights, terms and conditions (to be covered in a separate warrant agreement) equal to five percent (5%) of the amount of any investment received from a Candidate or the Aggregate Consideration (defined below) of any Transaction which shall be exercisable at the price paid by the investors or at five percent (5%) of the Aggregate Consideration of the Transaction. For purposes of calculating the five percent warrant compensation, the amount of the investment shall be based on either the exercise price multiplied by the shares issued in the Transaction or the Aggregate Value of the investment, as appropriate.

(iv) Regardless of whether or not the Company completes any other Transaction with a Candidate, the Company will reimburse us for all documented, reasonable, out-of-pocket expenses incurred directly in connection with and during the term of this Agreement including preparation and printing of all necessary documents and other costs incurred, which out-of-pocket expenses shall not exceed $5,000 in the aggregate without the prior written approval of the Company.

If a Transaction is consummated, then at any time thereafter, prior to the second anniversary of the date of termination of this Agreement, if the Company closes any additional Transaction or business combination with any Candidate, we will be entitled to receive a fee in cash payable upon the receipt of the proceeds from any such Transaction or business combination, based on the Aggregate Consideration of the Transaction or business combination using the following formula:

      1. Two and one-half percent (2.5%) of the first five million dollars of Aggregate Consideration or part thereof; plus

      2 One percent (1%) of any remaining Aggregate Consideration.

For purposes of this Agreement, "introduced" means that we shall have brought the prospective Transaction to the attention of the Company and we shall have been a procuring cause in its consummation of the matter. "Procuring cause" shall mean that we can confirm that (a) the Company, at our instigation or by our introduction, has had discussions or one or more meetings concerning a Transaction dining the term of this Agreement and prior to receipt of the notice of termination or (b) such Covered Parties have, prior to such notice of termination, expressed an interest in considering or pursuing a Transaction by requesting a copy of the Information Memorandum and, after qualifying discussions with us, received such Information Memorandum. Covered Parties shall not include Candidates contacted by us that have indicated they are not interested in the Company either during a preliminary qualifying conversation or after reading an executive summary or other limited business description.

For purposes of this Agreement, "Aggregate Consideration" shall mean the total value of all cash. securities, other property and any other consideration, including, without limitation (as, if and when received), any contingent, earned or other assets or consideration, paid or payable, directly or indirectly, in connection with the Transaction, net of any indebtedness owed upon the same, it being the intention of this provision that the Aggregate Consideration shall mean the net equity value of any cash, tangible assets or measurable intangible assets acquired by, invested in, loaned to or transferred to the Company. The fair market value of any securities (whether debt or equity) or other similar property shall be determined by the closing or last sale prices of these securities on the date of the consummation of the Transaction or the valuation of other assets placed upon them by the parties to the Transaction. If any non-cash consideration is a class of newly-issued, publicly-traded securities, then the fair market value thereof shall be the average of the closing prices for the twenty trading days subsequent to the fifth trading day after the consummation of the Transaction. If no public market exists for any securities issued in the Transaction or a class of securities is not intended to be publicly traded or convertible into publicly-traded securities, then the fair market value thereof shall be determined by the valuation placed upon these securities by the parties to the Transaction.

In the event that the Company completes more than one Transaction during the term hereof, the Aggregate Consideration of all Transactions shall be combined for the purposes of applying the Success Fee Schedule.

Section III: Indemnification

In consideration of our services on behalf of the Company in connection with any offering of securities, the Company agrees to indemnify and hold harmless us and each of our affiliates, stockholders, directors, officers, employees, agents and controlling persons (within the meaning of ss.l5 of the Securities Act of 1933) to the extent and as provided for in the indemnification provisions attached hereto as Addendum A and incorporated herein in their entirety. We agree to indemnify the Company for our own willful misconduct or gross negligence in performing the services herein.

Section IV: Other

During the period that we are engaged by the Company, the Company shall not directly or indirectly initiate any discussions or other contacts or solicit any inquiries or indications of interest concerning a Transaction with any Person without identifying such Person to us within a reasonable period of lime. The Company shall promptly furnish us with the names of all parties with whom the Company, its directors, officers and/or its controlling shareholders have conducted any discussions, received inquiries from or had any other related contacts within three months prior to the date hereof; concerning any potential investment in the Company or in any related Transaction with the Company and shall promptly inform us of the identity of any third parry that subsequently makes any such inquiry and whose interest in a possible investment in the Company or in any other form of Transaction subsequently becomes known to the Company during the term of this Agreement.

Each party to this Agreement agrees to keep in strict confidence the proprietary and non-public information of the other party during the term of this Agreement and thereafter, provided, however, that the foregoing shall not prohibit disclosures (i) pursuant to the exercise of the parties' responsibilities under this Agreement (ii) required by law or legal process (provided notice is given prior to such disclosure); or (iii) of matters which become public other than by the actions of the disclosing party hereunder.

The Company represents that, to the best of its knowledge, there are no brokers, representatives or other persons that have an interest in compensation due from this engagement or any Transaction contemplated hereunder that have not been identified to us.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the parties agree to submit themselves to the jurisdiction of the courts located in that state, which shall be the sole tribunals in which either party may institute and maintain a legal proceeding against the other party arising from any dispute hereunder.

If any agreement. covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties and other provisions of this Agreement shall, nevertheless, remain in full force and effect. No waiver by either party of a breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof; supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof; and may not be amended, supplemented, or modified except by written instrument executed by all parties hereto. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

All notices or other communications under this Agreement must be in writing and sent by prepaid. flint class mail or Federal Express, delivered by hand or transmitted by facsimile or email to the email address or facsimile number of the recipient set out below or such other address, email address or facsimile number as may be furnished in writing by the recipient to the other party. The addresses, email addresses and facsimile numbers of the parties for purposes of this Agreement are:

      (i)   Tel-Instrument:                    (ii)  Crary Partners LLC

            Tel-Instrument Electronics Corp.         Crary Partners LLC
            728 Garden Street                        10 Wright Street, Suite 220
            Carlstadt, NJ 07072                      Westport CT 06880
            Attn: Joseph P. Macaluso                 Attn: Calvert D. Crary
            Director, Finance and Administration     Facsimile: 203-349-7030
            Facsimile: 203-461-9421                  Email: ccrary@aol.com
            Email: JMAC@telinst.com

      With a copy to:

            Jackson & Nash, LLP
            330 Madison Avenue
            New York, NY 10017
            Attn: Donald S. Bab
            General Counsel, Tel-Instrument Electronics Corp.
            Facsimile: 212-370-8152

If the foregoing is acceptable to you, please indicate your approval by signing in the space provided and returning an executed copy of this Agreement to us.

We are very enthusiastic about working with you toward the successful completion of this assignment.

                                                              Sincerely yours,

                                                              Calvert D. Crary
                                                              CRARY PARTNERS LLC





Accepted and agreed, this twenty-eighth day of November, 2001.


Harold K. Fletcher, President
TEL-INSTRUMENT ELECTRONICS CORP.

ADDENDUM A

                           INDEMNIFICATION PROVISIONS


      1. To the extent permitted by law, the Tel-Instrument Electronics Corp. (the "Company") will indemnify Crary and its affiliates, Stockholders, directors, officers, employees, agents and controlling persons (within the meaning of ss.15 of the Securities Act of 1933, as amended, or ss.2O of the Securities Exchange Act of 1934) against all losses, claims, damages or liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities under the Agreement, except to the extent that any losses, claims, damages or liabilities (or actions in respect thereof) are found in a final judgment by a court of law to have resulted from Crary's willful misconduct or gross negligence in performing the services described therein.

      2. Promptly after receipt by Crary of notice of any claim or the commencement of any action or proceeding with respect to which Crary is entitled to indemnity under the Agreement, Crary will notify the Company in writing of such action or proceeding, together with copies of any claim or letter or complaint, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to Crary and will pay the reasonable fees and expenses of such counsel. It is the intent of the parties, if same is permitted by the applicable Canons of Ethics governing attorneys and provided that no conflict of interest exists, hereto that counsel for such action, if any, would be shared by the parties. Notwithstanding the preceding sentence, Crary will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if Crary and the Company or court of competent jurisdiction reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable or permitted, provided however that Crary shall seek the Company's consent which shall not unreasonably be withheld or delayed, to the appointment of Crary's counsel and the rates to be charged. In such event, the reasonable fees and disbursements of such separate counsel will be paid by the Company.

      3. The Company agrees to notify Crary promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

      4. In the event that Crary invokes any provision of this indemnification provision and the Company assumes the defense of any claim, the Company shall keep Crazy advised of the status of the defense but the Company shall have the right to control of the defense and Crazy shall cooperate fully with the Company in such defense.

      5. If the Company assumes the defense of any claim, pursuant to these indemnification provisions, Crary will not settle any indemnified claim without the written consent of the Company, and the Company will not settle any claim as to which its right to indemnification pursuant to ss.111 of this Agreement is asserted without Crazy's written consent.

      6 If for any reason the foregoing indemnity is unavailable to Crary or the Company (the "lndemnified Party") or is insufficient to hold the Indemnified Party harmless, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Parties on the other, but also the relative fault of the parties.

      7. It is understood and agreed that, in connection with Crary's engagement by the Company. Crary may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the Agreement and to any such additional engagement and any modification of such additional engagement; provided, however, that in the event that the Company engages Crazy to act as a dealer manager in an exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish an opinion letter, such further engagement may be subject to separate indemnification and contribution provision as may be usually agreed upon.

      8. These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement, and shall be in addition to any liability that the Company or Crary might otherwise have to any indemnified party under the Agreement or otherwise.

      Amendment dated as of June 1, 2002, to Agreement dated November 28, 2001, by and between Tel-Instrument Electronics Corp. ("Tel" of the "Company") and Semaphore Capital Advisors, LLC ("Semaphore").

      WHEREAS Tel and Semaphore (previously known as Crary Partners LLC) entered into a letter agreement, dated November 28, 2001 (the "November Agreement"), which provided, inter alia, for Semaphore to render a specified financial services to Tel, in consideration for the compensation set forth therein, and

      WHEREAS Tel and Semaphore desire to amend the November Agreement, as hereinafter set forth;

      NOW, THEREFORE, it is hereby agreed by and between Tel and Semaphore, for valuable consideration the receipt of which is hereby acknowledged by both parties, as follows:

      1. Section II of the November Agreement is hereby amended by deleting subsection (i) thereof and substituting the following paragraphs:

            (i)(a) Monthly Payments. Tel shall pay Semaphore a retainer of $10,000 per month, for each of six (6) months commencing with the month of June 2002, and ending with the month of November, 2002, in consideration of Semaphore providing the services set forth in the November Agreement, as supplemented by the services set forth in this Amendment. In December,

      2002, the parties shall review the services provided to that date by Semaphore, and their result, and consider the question of additional monthly payments for subsequent months.

            The retainer is intended to compensate Semaphore for investment banking services, particularly those described in subparagraphs (i), (ii) and (iii) in Section I of the November Agreement, as amended. The Company considers time of the essence in connection with these services and if, in the Company's reasonable judgment, Semaphore has not provided the services contemplated hereunder in a diligent manner, the Company may exercise its termination rights any time after sixty days from the date hereof, and after such termination, no further amounts specified in this subsection
      (i) shall be due and payable. In the event that Semaphore exercises its termination rights, no further amounts under this subsection (i) shall become due and payable.

            (b) Credits. The entire amount of retainer payments made by Tel, pursuant to subparagraph (a) above, shall be credited against, and shall reduce amounts otherwise payable by Tel to Semaphore as a Success Fee, pursuant to Section II (ii) of the November Agreement, as amended by this Amendment Agreement; Provided that there shall be no credit or reduction of the Success Fee pursuant to this subparagraph (b) until the value of all Transactions and Aggregate Consideration of all investments exceeds $2 million, and Provided further, that no such credits shall be applied if they reduce cash Success Fees payable hereunder to Semaphore below the Minimum Amount specified in paragraph 5 of this Amendment Agreement. If a Transaction or investment is completed, and a Success Fee paid to Semaphore without reduction for the monthly retainer amounts, pursuant to this subparagraph (b), then, in the event of another Transaction or investment being concluded, all Transactions and investments pursuant to this Agreement shall be aggregated and the Success Fee required by this subparagraph (b) shall be recalculated.

      2. Section II of the November Agreement shall be further amended by adding a new subsection, following subsection (ii), and designated subsection "(iii)", as follows:

            (iii) BCG. In recognition  of the fact that Tel identified  BCG, and already has done a substantial amount of due diligence in connection with BCG, Tel shall pay Semaphore a different Success Fee in respect of BCG, than the Success Fee payable under subsection (ii) on all other Transactions or investments. Tel shall pay a Success Fee upon the closing of a Transaction in respect of BCG, in an amount equal to 4% of the Aggregate Consideration paid by Tel, rather than the Success Fee set forth in the subsection (ii) above, plus warrants, as defined and calculated in Paragraph 3 of this Amendment. In no event will the cash Success Fee payable in respect of BCG be less than $50,000.

      by Crary Partners LLC under the November Agreement and (c) Tel will incur no claim from or liability to Crary Partners LLC, its partners, members, assignees or successors, in connection with or growing out of Tel dealing with Semaphore as the other party to the November Agreement. Semaphore will indemnify and hold Tel harmless from and against any and all costs, expenses and damages including reasonable attorneys fees, arising or resulting from or in connection with a breach or claimed breach of this Paragraph. Semaphore's indemnity obligation includes the obligation to defend at its cost, any such claim made against Tel, its officers, directors and representatives. The rights and obligations under this Paragraph are in addition to any and all other rights Tel has under the November Agreement, this Amendment or otherwise.

            The Assignment to Semaphore does not waive, qualify or limit the provision Section IV of the November Agreement prohibiting assignments, and any attempted further assignment or transfer will be ineffective to transfer any right or interest in the November Agreement as amended.

            8. Terms and provisions defined in the November Agreement shall have the same meaning when used in this Amendment Agreement.

            9. The November Agreement and all its terms and provisions, are still in full force and effect and binding on the parties unless expressly changed, modified or deleted by this Amendment Agreement, except that all references to Crary Partners LLC shall be deemed to refer to Semaphore.

      WHEREFORE  the  undersigned   parties  have  executed  and  accepted  this
Amendment Agreement as of June 1, 2002.

                                                TEL-INSTRUMENT ELECTRON1CS CORP.

                                                By: ____________________________
                                                          President

Dated: New York, New York                       SEMAPHORE CAPITAL ADVISORS, LLC
June , 2002
                                                By: ____________________________
                                                            (Office)
                                                            Partner

      WHEREFORE  the  undersigned   parties  have  executed  and  accepted  this
Amendment Agreement as of June 1.2002.

                                                TEL-INSTRUMENT ELECTRON1CS CORP.

                                                By: Harold K. Fletcher
                                                    ----------------------------
                                                          President

Dated: New York, New York                       SEMAPHORE CAPITAL ADVISORS, LLC
June , 2002
                                                By: ____________________________
                                                            (Office)


                                      -8-